Exhibit 14

GLOBAL PAYMENTS INC.

CODE OF ETHICS

FOR SENIOR FINANCIAL OFFICERS

Purpose

Section 406 of the Sarbanes-Oxley Act requires each company registered with the Securities and Exchange Commission (the “SEC”) to disclose whether or not it has adopted a code of ethics for senior financial officers. In accordance with Section 406, Global Payments Inc. (the “Company”, “we”, “our”) has adopted this Code of Ethics for Senior Financial Officers (this “Code”). The purpose of this Code is to deter wrongdoing by promoting (a) honest and ethical conduct by our Senior Financial Officers (as defined below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (b) full, fair, accurate, timely and understandable public disclosures by the Company; (c) compliance with all applicable laws, rules and regulations; (d) prompt internal reporting of violations of the code to the General Counsel; and (e) accountability for adherence to this Code.

Applicability

The Code is applicable to our chief executive officer, chief financial officer, controller, or persons performing similar functions (together the “Senior Financial Officers”).

We expect honest and ethical conduct from all of our employees but we expect the highest possible honest and ethical conduct from our Senior Financial Officers. The honesty and integrity of our Senior Financial Officers is fundamental to the success of our business. We expect the Senior Financial Officers to set an example for other employees and to foster a culture of transparency, integrity, and honesty. Compliance with this Code is a condition of employment, and violations of this Code may result in disciplinary action, up to and including termination of employment.

This Code supplements our Employee Code of Conduct and Ethics, which sets forth the fundamental principles and key policies and procedures that govern the conduct of all of our employees. Senior Financial Officers are bound by the requirements and standards set forth in this Code and the Employee Code of Conduct and Ethics.

Standards of Conduct

To the best of their ability, the Senior Financial Officers shall:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships. They shall disclose to the General Counsel any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest.

2.	Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

3.	Report any suspected violation of applicable laws or regulations or of this Code to the General Counsel and support, as appropriate, contact by employees with the General Counsel regarding any issues concerning improper accounting or financial reporting of the Company without fear of retaliation.

4.	Comply with applicable governmental laws, rules and regulations.

5.	Refrain from unduly or fraudulently influencing, coercing, manipulating or misleading any authorized audit and from interference with any auditor engaged in the performance of an internal or independent audit of the Company’s financial statements or accounting books and records.

Modifications to and Enforcement of this Code

The Governance and Nominating Committee may consider and make recommendations to the Board of Directors with respect to changes to or possible waiver of provisions of this Code. The full Board of Directors, however, has the sole and absolute discretionary authority to approve any changes to or waivers from this Code. Any changes to this Code or any waivers from this Code will be disclosed in accordance with applicable law.

Retaliation

No one will be subject to retaliation because of a good faith report of a suspected violation.

No Rights Created

This Code is a statement of certain fundamental principles, policies, and procedures that govern the Company’s Senior Financial Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity.